                                                                  EXHIBIT 10.4.2

                        ALL AMERICAN COMMUNICATIONS, INC.
                                808 WILSHIRE BLVD
                             SANTA MONICA, CA 90401

February 12, 1996

Mr. Benjamin J. Scotti
808 Wilshire Blvd.
Santa Monica, CA  90401

Re:  Employment Agreement
`
Dear Mr. Scotti:

       When executed by you ("Executive") and by a duly authorized representative of All American Communications, Inc., a Delaware Corporation ("AAC" or the "Company"), this letter will set forth the terms and conditions of Executive's employment with AAC (the "Agreement").

1.     DEFINITIONS.

       AAC includes any subsidiary, or AAC Affiliate (as defined below) or any divisions thereof now existing or formed at any time after the date of this Agreement; any corporation which may merge into or with which AAC may be merged or consolidated; any corporation which may acquire all or a substantial portion of the assets of AAC; or any corporation which may result from any reorganization of AAC. AAC Affiliate shall mean any corporation controlled by, under common control with or controlling, directly or indirectly, AAC or AAC's subsidiaries.

2.     SERVICES.

       2.1. EMPLOYMENT. AAC employs Executive during the Term (as hereinafter defined) to serve as Senior Executive Vice President of the All American Music Group, a wholly owned subsidiary of AAC, and to render such other services (collectively, "Services") AAC may from time to time reasonably request in connection with the activities of AAC which are consistent with the duties Executive is to perform and Executive's stature and experience. The Services shall be performed at AAC's principal offices in the City of Santa Monica, and from time to time on a temporary travel basis at such other locations as AAC shall reasonably request consistent with its reasonable business needs. Executive agrees to perform such Services in a competent and professional manner, consistent with the skills to be possessed by a senior executive officer in AAC's business.

       2.2. REPORTING REQUIREMENTS. Executive shall report solely to the Chief Executive Officer ("CEO") and Chief Operating Officer ("COO") of AAC.

       2.3.  TERM/EXCLUSIVITY.

       2.3.1. The Term of this Agreement shall commence as of February 25, 1996 and shall end on the fifth anniversary thereafter on February 24, 2001 (the "Initial Termination Date") unless sooner terminated or extended in accordance with the provisions of this Agreement (the "Term").

       2.3.2. The Services shall be rendered on a full time basis during normal working hours and all Services of Executive shall be exclusive to AAC. Executive agrees that during the actual term of employment with AAC he shall not, without the further approval of an authorized officer of AAC, directly or indirectly engage in or participate as an officer, employee, director, agent of or consultant for any business in the United States directly competitive with that of AAC's business. Notwithstanding the foregoing, Executive shall be entitled to devote minimal time to personal business matters.

       2.3.3.  Notwithstanding anything to the contrary contained in this
Section 2.3, Executive may acquire and/or retain, solely as an investment, and may take customary actions to maintain and preserve Executive's ownership of:

       A. Securities of any partnership, trust, corporation or other person which are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and which are publicly traded as long as Executive's investment amounts to less than five (5%) percent of the equity in such entity; and

       B. Any securities of a partnership, trust, corporation or other person not registered as set forth in 2.3.3.A above so long as Executive remains a passive investor in that entity and does not become part of any control group thereof and so long as such entity is not, directly or indirectly, in competition with AAC.

       2.4 CONFIDENTIALITY. Executive acknowledges that the Services will, throughout the Term, bring Executive into close contact with many confidential affairs of AAC, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. Executive further acknowledges that the business of AAC is international in scope, that its products are marketed throughout the world, that AAC competes in nearly all of its business activities with other organizations which are or could be located in nearly any part of the world and that the nature of Executive's services, position and expertise are such that he is capable of competing with AAC from nearly any location in the world. In recognition of the foregoing, Executive covenants and agrees:

       2.4.1. That Executive will keep secret all trade secrets of AAC which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of AAC, either during or after the Term, except with AAC's written consent and except for such disclosure as is necessary in the performance of Executive's duties during the Term; and

       2.4.2. That Executive will deliver promptly to AAC on termination of the Term or at any other time AAC may so request, at AAC's expense, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to AAC's business, which Executive obtained while employed by, or otherwise serving or acting on behalf of, AAC or which Executive may then possess or have under his control.

       2.5. INDEMNIFICATION. AAC will, at AAC's expense, defend and indemnify Executive in respect of all legal acts or decisions made by Executive in the course of Executive performing his duties and within the guidelines and scope of his authority as provided herein. Executive may participate in his defense with Executive's own counsel at Executive's expense.

       2.6. OWNERSHIP OF PROPERTIES. All projects, programming and properties developed by Executive during the term of his employment shall be, and upon termination of employment shall remain, the sole and exclusive property of AAC. Executive agrees that upon termination or expiration of his employment he shall not, for a period of ninety (90) days thereafter, compete with AAC on any projects, programming or properties submitted by Executive or a third party to AAC. If AAC does not, within said ninety (90) day period, agree or commit to go forward with said projects, programming or properties, then Executive shall be free to negotiate with respect thereto.

       2.7. OWNERSHIP OF "Scotti". Notwithstanding anything to the contrary contained herein, the name "Scotti", currently part of certain trade names, trademarks and logos of AAC and AAC's Affiliates, together with any other right to use the name "Scotti" in any form, shall revert to Executive at the earlier of: (I) five (5) years from the date hereof or (ii) termination of employment of Executive or Anthony J. Scotti with AAC (or the

All American Music Group, as applicable) for a reason other than "good cause" (as defined in this Agreement). In the event of such reversion, AAC shall have up to ninety (90) days after such reversion to dispose of all inventory and other materials bearing the name "Scotti". Notwithstanding the foregoing, AAC and its Affiliates shall have the right to use the name "Scotti" until such time as all of the obligations of AAC and its Affiliates to Chemical Bank, its successors and assigns, shall have been paid in full.

       2.8. OFFICES. Executive is currently a member of the Board of Directors of AAC and Executive shall continue to serve as a member of the Board of Directors of AAC for at least the first two (2) years of the Term. In addition, AAC may appoint Executive as a member of the Board of Directors of its Affiliates, and/or as a member of the Committees of AAC or its Affiliates. Executive agrees to accept such offices if consistent with his stature and experience and with the type of offices with AAC or AAC's Affiliates previously held by Executive. Upon termination of the Term, Executive shall immediately resign from all such Boards and Committees if so requested by AAC.

 3.    COMPENSATION.

       As compensation and consideration for all Services provided by Executive during the Term pursuant to this Agreement, AAC agrees to pay to Executive the compensation set forth below.

       3.1. BASE SALARY. Executive shall receive an annual base salary equal to Four Hundred and One Thousand, One Hundred and Fifty Dollars ($401,150.00), commencing on February 25, 1996, and increasing therefrom at the rate of six percent (6%) per annum on each January 1st thereafter, payable in equal installments on AAC's regular pay dates, subject to the usual and required payroll deductions and withholdings ("Base Salary"), provided, however, that if AAC adopts a general policy or enters into arrangements granting increases of base compensation to other executives of AAC of similar stature based upon increases in the "cost of living", then increases in the Base Salary of Executive shall be based upon such policy or arrangements if it would result in an increase in such Base Salary of greater than six percent (6%).

       3.2. STOCK AWARDS.

       Executive shall be entitled to participate in any stock plan now or hereafter adopted by AAC, with a grant of a minimum of Twenty Thousand (20,000) performance based options per year and such additional grant of options as may be determined by the Stock Option Committee (or a similar body)of AAC.

       3.3. INCENTIVE COMPENSATION. Executive shall receive such annual bonus compensation ("Incentive Compensation") as determined by the Board of Directors in its sole discretion.

       3.4. TOP 10 BONUS. Executive shall receive a bonus equal to Ten Thousand Dollars ($10,000.00) for each "Billboard Top 10" record released by AAC or its Affiliates which shall be payable to Executive within sixty (60) days of publication of such record's listing on any "Top 10" chart of Billboard Magazine (the "Top 10 Bonus").

       3.5. SPECIAL INDUCEMENTS. AAC agrees to provide Executive with the following:

       A. During each year of the Term, Executive shall be entitled to vacation time consistent with Company policy then in effect (but not less than four (4) weeks), without deduction of salary. Such vacations shall be taken at such time or times during the applicable year as may be determined by Executive subject to AAC's needs.

       B. AAC will reimburse Executive for his reasonable approved business expenses incurred in connection with the performance of Executive's duties under the Agreement, in accordance with AAC's general policies regarding business expenses.

       C. During the Term, Executive shall be entitled to participate in the health insurance policy, which shall include medical and dental insurance for Executive, his spouse and dependents, and disability and life insurance for Executive (collectively "Health Insurance"), available to all employees of AAC. Executive shall be entitled to participate in any bonus, pension and profit sharing plans made generally available to other executives of comparable title. In no event shall AAC be responsible for the payment of the "deductible" and "co-insurance" (or patient's portion) of the Health Insurance nor shall any amount paid be in excess of the comparable premium paid by AAC pursuant to its standard employee Health Insurance then in effect. Notwithstanding the foregoing, AAC shall reimburse Executive, if Executive chooses not to participate in the AAC health and dental plan, up to Eighteen Thousand Dollars ($18,000.00) for health and additional life insurance and disability policies (subject to general inflationary increases in respect of premiums for such insurance) which do not name AAC as a beneficiary. If Executive chooses to participate in the AAC Health Insurance plan, the amount of money contributed by AAC to such plans on behalf of Executive shall be deducted from the sum specified in the immediately preceding sentence.

       D. If Executive is traveling outside of the Los Angeles area in connection with the performance of his duties hereunder, AAC shall pay, or shall reimburse Executive, for approved travel expenses incurred by Executive (including first class air fare, hotel, meals and incidental expenses) in accordance with AAC's general policies regarding travel expenses.

       E. AAC will provide Executive during the Term (through either direct reimbursement to Executive or direct lease or purchase by AAC on behalf of Executive) with a premium luxury automobile of Executive's choice together with all gas, oil, maintenance, repairs and fees for such automobile and up to an additional Three Thousand Dollars ($3,000.00) per year in respect of premiums actually incurred by Executive for insurance on such automobile.

       3.6. TAXES. All compensation shall be subject to withholding and other employment taxes as required by federal, state and local government entities with respect to compensation paid by a corporation to an employee.

4.     TERMINATION.

       4.1.  TERMINATION BY COMPANY.

       (a) Executive's Material Breach. The Company shall have the right, at its election, to terminate the Term for "Executive's Material Breach," which shall consist of (i) material and repeated instances of misconduct or habitual inability to perform the Services, or violation of AAC's established policies or procedures, (ii) a single act so grievous as to constitute the equivalent of such repeated instances (including, without limitation, theft, misappropriation of AAC's assets, conviction of a felony, or sexual harassment), (iii) unauthorized intentional disclosure of any of AAC's trade secrets or (iv) a material breach of any covenant, condition, agreement or term of this Agreement and, in each such case, only if AAC shall have given written notice to Executive specifying the claimed cause or breach and, provided such breach is curable, Executive fails to correct the claimed breach or fails to alter the objectionable pattern of conduct specified in the applicable written notice as soon as practical thereafter but no later than (30) days after receipt of the applicable notice or such longer time as may be reasonably required by the nature of the claimed breach.

       (b) Effect of Termination by Company. Should the Term be terminated by Company by reason of Executive's Material Breach, Executive shall have no right to any further Base Salary or other benefits or compensation accruing from and after termination.

       4.2  TERMINATION BY EXECUTIVE.

       (a) Company's Material Breach. Executive shall have the right, at his election to terminate the Term only for "Company's Material Breach," which shall consist of the Company's failure or refusal to comply with a material term of this Agreement or misfeasance or gross negligence in performing under this Agreement. In order to terminate the Term, Executive shall be required to give written notice specifying the claimed breach and the Company shall have failed to correct the claimed breach, if such breach is curable, or alter the objectionable pattern of conduct specified in the applicable written notice, no later than thirty (30) days (ten (10) days in the case of a breach based upon non-payment of compensation due under this Agreement) after receipt of the applicable notice.

       (b) Effect of Termination by Executive. Should Executive terminate the Term due to Company's Material Breach, the Company shall, for the then remainder of the Term, in accordance with the Company's regular pay periods, pay to Executive or provide Executive with Executive's: Base Salary; all health, life and disability insurance benefits; Incentive Compensation that Executive would have earned during the fiscal year in which such termination occurred pro rated based upon the portion of the fiscal year in which Executive actually served prior to such termination; and any Top 10 Bonus earned by Executive but unpaid at the time of termination hereunder. All other compensation and benefits shall cease on the date of termination of employment.

       (c) Waiver of Mitigation. The Company waives any and all rights which it may have to require Executive to mitigate damages as a result of Company's Material Breach and any income received by Executive from any other source, whether from salary, bonus, other compensation, dividends, distributions or otherwise shall not reduce or offset Company's obligations to Executive under
Section 4.2.(b) above.

       5.   DEATH AND DISABILITY.

       5.1. DEATH. The Term shall immediately terminate upon Executive's death as certified in accordance with the provisions of California law ("Death").

       5.2. DISABILITY. As used herein, the term "Disability" shall mean Executive becoming unable to perform the Services as a result of his permanent or temporary, total or partial, physical or mental disability for any six months during any twelve calendar months of the Term ("Disability"). In such event, absent a Material Breach (as defined below) by Executive, AAC shall not have the right (notwithstanding any other provision of this Agreement to the contrary) to terminate the Term due to Disability prior to the expiration of the Disability Period. As used herein, the term "Disability Period" shall mean the period commencing on the first day upon which such Disability occurs and ending on the first to occur of the following: (i) the expiration of the Term; (ii) if the Disability is continuous throughout the six (6) consecutive months following the month during which the Disability occurs, then the last day of such sixth consecutive calendar month; and (iii) if the Disability is intermittent and shall exist throughout each of any twelve (12) calendar months following the month during which the Disability occurs, then the last day of such twelfth calendar month.

       5.3. EFFECT OF DEATH OR DISABILITY. Should the Term be terminated in accordance with the provisions of Paragraphs 5.1 or 5.2 by reason of Executive's Death or Disability, Executive or his estate (as the case may be) shall have no right to any further Base Salary (other than any stock options or other awards vested at the time of such Death or Disability); provided, however, that the Base Salary otherwise payable during the Disability Period shall nevertheless be payable on the terms set forth herein to Executive as a disability benefit ("Disability Benefit") as well as any Incentive Compensation Executive would have earned for the fiscal year in which Death or Disability occurred times the pro rata portion of the fiscal year in which Executive actually served prior to the occurrence of Death or Disability, together with any Top 10 Bonus earned by Executive, but unpaid at the time of termination hereunder. Any disability insurance proceeds actually received by Executive from AAC's disability insurance carrier during the Disability Period with respect to such Disability shall reduce on a dollar-for-dollar basis the Disability Benefit otherwise payable by AAC during the Disability Period pursuant to this Paragraph 5.3.

6.     COVENANT NOT TO SOLICIT.

       Until the earlier of either the scheduled expiration of the Term (whether the Term expires or is terminated by any party for any reason) or one year after actual termination of Executive's employment with the Company, Executive shall not, directly or indirectly, solicit or induce any of the Company's or its parent's or subsidiaries' employees to terminate their employment with the Company or its parent or any of its subsidiaries or knowingly interfere with the Company's or its parent or any of its subsidiaries' then contractual relationships or knowingly disparage the Company or its parent or any of its subsidiaries or its executives.

7.     ATTORNEY'S FEES.

       In the event Executive or AAC commences any action, suit or proceeding in respect of a dispute arising out of this Agreement, AAC and Executive agree that the prevailing party shall be entitled to reimbursement upon demand for all fees and expenses of counsel in connection with each claim constituting a portion of such action, suit or proceeding in which he is the prevailing party. A party shall be a "prevailing party" as to a claim is such party is successful in proving or disproving the cause of action asserted or contested.

8.     GENERAL.

       8.1. APPLICABLE LAW CONTROLS. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law and wherever there is any conflict between any provisions of this Agreement and any material statue, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail; provided, however, that in any such event the provisions of the Agreement so affected shall be curtailed and limited only to the extent necessary to bring them within applicable legal requirements, and provided further that if any obligation to pay the Base Salary or any other amount due Executive hereunder is so curtailed, then such compensation or amount shall be paid as soon thereafter, either during or subsequent to the Term, as permissible; provided further, that nothing contained herein shall limit any of Executive's rights or remedies hereunder in the event that AAC fails to pay any amounts owed Executive hereunder as and when due.

       8.2. WAIVER/ESTOPPEL. Any party hereto may waive the benefit of any term, condition or covenant in this Agreement or any right or remedy at law or in equity to which any party may be entitled but only by an instrument in writing signed by the parties to be charged. No estoppel may be raised against any party except to the extent the other parties rely on an instrument in writing, signed by the party to be charged, specifically reciting that the other parties may rely thereon. The parties' rights and remedies under and pursuant to this Agreement or at law or in equity shall be cumulative and the exercise of any rights or remedies under one provision hereof or rights or remedies at law or in equity shall not be deemed an election of remedies; and any waiver or forbearance of any breach of this Agreement or remedy granted hereunder or at law or in equity shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof or of the opportunity to exercise such right or remedy or any other right or remedy, whether or not similar, at any preceding or subsequent time.

       8.3. NOTICES. Any notice which AAC is required or may desire to give to Executive hereunder shall be in writing and may be served by delivering it to Executive, or by sending it to Executive by mail, telex or telegraph, at Executive's residence or such substitute address as Executive may from time to time designate to AAC. Any notice which Executive is required or may desire to serve upon AAC hereunder shall be in writing and may be served by delivering it personally or by sending it by mail, telex or telegraph to the address set forth on Page 1 hereof with a copy to All American Communications, Inc., 808 Wilshire Boulevard, Santa Monica, CA 90401 Attention: General Counsel, or such other substitute addresses as AAC may from time to time designate by notice to Executive. Notices regarding cure of an alleged breach hereof shall be sent by certified or registered mail and shall be effective upon receipt.

       8.4. GOVERNING LAW. This Agreement shall be governed by, construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the internal, substantive laws of the State of California applicable to agreements fully executed and performed entirely in California.

       8.5. CAPTIONS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

       8.6. NO JOINT VENTURE. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto or appoint any party the agent of any other party. No party shall hold itself out contrary to the terms of this Paragraph and, except as otherwise specifically provided herein, no party shall become liable for the representation, act of omission of any third party who is not referred to herein and shall not be deemed to give any right or remedy to any such third party.

       8.7. MODIFICATION/ENTIRE AGREEMENT. This Agreement may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warrant, statement, promise, arrangement or understanding not expressly set forth in any other document executed by the parties concurrently herewith ("Parol Agreements"). This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parol Agreements.

       Please confirm your agreement to the foregoing by signing below where indicated.

Very truly yours,                           Agreed to and Accepted,
ALL AMERICAN COMMUNICATIONS, INC.


By: /s/ Thomas Bradshaw                     /s/ Benjamin J. Scotti
- -----------------------------               ------------------------------
                                            Benjamin J. Scotti